UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
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Enhabit, Inc.
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ISS Recommends Stockholders Vote “FOR” a Majority of Enhabit Home Health & Hospice Director Nominees
ISS Recognizes that Enhabit’s Performance Over the Last Two Quarters is Promising and Several Underlying Metrics Point to Building Momentum
Recommendation Does Not Account for the Significant Expertise and Valuable Oversight Gregory Rush, Erin Hoeflinger and Susan La Monica Bring to the Board
Enhabit Urges Stockholders to Vote “FOR” Only its Nine Nominees
on the YELLOW Proxy Card Today
DALLAS, July 12, 2024 – Enhabit, Inc. (NYSE: EHAB) (“Enhabit” or the “Company”), a leading home health and hospice provider, today announced that Institutional Shareholder Services (ISS) has recommended stockholders vote “FOR” a majority of Enhabit’s director nominees in connection with the Company’s Annual Meeting of Stockholders scheduled for July 25, 2024.
Enhabit’s definitive proxy materials and other materials regarding the Board of Directors’ recommendations for the 2024 Annual Meeting can be found at investors.ehab.com/2024-annual-meeting/.
In reaching its conclusion, ISS noted in its report1:
The company's two most recent quarters have been promising and there are a number of underlying metrics which point to building momentum in the company's home health and hospice business. Further, the board has been receptive to investor input, reaching a settlement with two shareholders and adding two directors in 2023, and running a public sales process as requested by the dissident. The board has also demonstrated some openness to a settlement with the dissident. These factors, along with the dissident's prior intense focus on a sale of the company, suggest that majority change at the board level may not be necessary at this point, even if the addition of industry-relevant expertise may be beneficial.
Among the targeted management nominees, we note that [Tina] Brown-Stevenson has relevant experience with large national payors, and [Jeffrey] Bolton has relevant experience with hospitals and health networks which are referral sources. … Although [Charles] Elson served as a long-tenured member of [Encompass] prior to the EHAB spin-off, we note that he has extensive public company board and corporate governance expertise; moreover, Elson's prior experience as a dissident candidate will likely be beneficial in bringing both sides together after the conclusion of this contest. Lastly, [Stuart] McGuigan brings valuable IT and c-suite experience at large public companies and additional public company board experience. ISS is additionally supportive of the election of EHAB CEO [Barbara] Jacobsmeyer and incumbent director [Barry] Schochet, both of whom are not being targeted by the dissident.
Further, the board has exhibited a willingness to engage with its shareholders, as evidenced by the March 2023 settlement with Cruiser Capital and Harbour Point which expanded the board by two members, and the fact that it ran a publicly announced sales process in response to demands from the dissident in August 2023. … Though the dissident expressed disappointment in the outcome of the sales process and stated that it was "profoundly skeptical of the integrity and effectiveness of the Company’s strategic review process," there has been no evidence presented that the process was improperly run or that specific bidders may have been discouraged from making a formal offer. Ultimately, given the disclosures to date, the sales process appears to have been sufficiently broad and thorough and provides evidence of the board's openness to a potential sale.
Enhabit issued the following statement:
Enhabit has just passed its two-year anniversary as a public company following its separation from Encompass Health Corporation. During that period, in the face of substantial industry and company-specific headwinds, our Board and management team stabilized Enhabit’s business and built the necessary infrastructure to enable stockholder value creation as a separate public company.
We are pleased that ISS recognizes our performance over the last two quarters and agrees with the Company that shifting course now and handing control of the Board to AREX is not in the best interests of the Company’s stockholders.
1 Permission to use quotations was neither sought nor obtained.

Enhabit’s Board was intentionally designed to have the right mix of expertise to understand the key drivers of the business, as well as the functions that are necessary to oversee the management of a stand-alone, public company. We believe Enhabit’s nine nominees are best positioned to oversee our value creation initiatives and deliver enhanced stockholder value.
We disagree with ISS’s recommendation as it relates to Enhabit’s highly experienced nominees Gregory Rush, Erin Hoeflinger and Susan La Monica. We believe that critical experience would be lost by replacing these directors with AREX’s nominees, including (1) public company accounting, internal control and compensation expertise needed to form well-functioning Audit and Human Capital Committees, (2) deep experience with key payors most relevant to Enhabit, and (3) C-suite level public company human resources perspective.
Gregory Rush: Sitting CFO with deep and current experience overseeing public company financial controls and managing financial organizations and interfacing with auditors
•As an executive leader in corporate finance, Mr. Rush developed innovative compensation programs and retention strategies, increasing retention rates of clinical research staff and nurses, contributing to operational performance and significant shareholder value creation.
•Led the transformation of Parexel, a global clinical research organization with nearly 4,000 medical doctors, physicians and nurses and its capital structure as part of a shareholder value creation strategy, delivering over 2.5x return to shareholders in under four years.
•Well-qualified to chair Audit and Finance Committee, with ISS recognizing Rush’s “more than 30 years of experience in finance and audit,” given his current role as CFO at Parexel, and the time he has put in with management and the Company’s external auditors to understand and address accounting and internal control risks specific to Enhabit.
Erin Hoeflinger: Proven track record navigating industry cycles as a senior executive at two of the nation’s largest health insurance and managed care organizations, with payor industry experience essential as Enhabit implements its payor innovation strategy to grow its payor network
•Developed a deep understanding of the healthcare payor industry through her service at Anthem, a health insurance provider, with oversight responsibilities, including contracting results, for more than 17 million members and $35 billion in revenue across the company’s 14 commercial states.
•Contributes firsthand experience overseeing operations, sales and consumer experience, managing business lines for both healthcare and prescription coverage, as well as insights into the full spectrum of reimbursement models including fee-for-service, value-based care and alternative payment systems.
•Experienced director with service on multiple public company boards, as well as Amedisys’ advisory board.
•Brings expertise in major operational turnarounds – BCBS of Maine and the strategic integration of CVS and Aetna – the largest healthcare merger in U.S. history.
Susan La Monica: Invaluable C-suite experience as Enhabit strives to bolster its talent pool and improve retention
•Established CHRO with over 25 years of experience in senior executive leadership positions in human capital management.
•Her understanding of the complexities of managing a workforce in a widely dispersed branch banking system is directly relevant to the challenges presented in managing Enhabit’s workforce.
•Ms. La Monica also supports Enhabit’s current CHRO in designing compensation and incentive plans that align with the Company’s strategic priorities, and in overseeing executive compensation matters.
•Well-qualified to chair Compensation and Human Capital Committee given the time she has put in with management and the Company’s independent compensation consultant to understand and address compensation risks unique to Enhabit and design compensation programs that balance retention and pay for performance.

We urge our stockholders to protect the value of their investment and vote the YELLOW proxy card today “FOR” ONLY Enhabit’s nine highly qualified nominees – Jeffrey W. Bolton, Tina L. Brown-Stevenson, Charles M. Elson, Erin P. Hoeflinger, Barbara A. Jacobsmeyer, Susan A. La Monica, Stuart M. McGuigan, Gregory S. Rush and Barry P. Schochet.

If stockholders have questions or need assistance voting their shares, please contact:

Toll-Free: 1-800-322-2885
Or
Email: Enhabit@MacKenziePartners.com

About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 255 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Forward-Looking Statements
Statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking information speaks only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from our present expectations include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, changes in reimbursement rates, general economic conditions, changes in the episodic versus non-episodic mix of our payors, the case mix of our patients, and payment methodologies, our ability to attract and retain key management personnel and health care professionals, potential disruptions or breaches of our or our vendors’, payors’, and other contract counterparties’ information systems, the outcome of litigation, our ability to successfully complete and integrate de novo locations, acquisitions, investments, and joint ventures, our ability to successfully integrate technology in our operations, our ability to control costs, particularly labor and employee benefit costs, and impacts resulting from the announcement of the conclusion of the strategic review process. Additional information regarding risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this press release are described in reports filed with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which are available on the Company’s website at http://investors.ehab.com and free of charge through the website maintained by the SEC at www.sec.gov. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this press release.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and other documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW PROXY CARD, AND ALL OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying YELLOW proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, http://investors.ehab.com, or by contacting InvestorRelations@ehab.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investor relations
Crissy Carlisle
investorrelations@ehab.com
469-860-6061
Media
Erin Volbeda
media@ehab.com
972-338-5141